Exhibit 10.9

2021 AMENDMENT OF THE

GLOBALFOUNDRIES INC.

2018 SHARE INCENTIVE PLAN

SHARE OPTION AGREEMENT

THIS 2021 AMENDMENT to Share Option Agreements, including the Terms and Conditions of Share Options (“Option Agreements”), issued under the GLOBALFOUNDRIES Inc. 2018 Share Incentive Plan (the “Plan”) is entered into by GLOBALFOUNDRIES Inc. (the “Company”) as of September 2, 2021.

Participants in the Plan (each, a “Participant”) entered into Option Agreements with the Company with respect to share options and certain other rights granted by the Company to the Participants under the Plan (the “Options”).

Each Option as defined for purposes of the Option Agreement comprises two separate rights to compensation under the terms of the Option Agreement.

If a Qualified IPO occurs on or before a Change in Control Event, the Participant has the right to receive options to purchase Ordinary Shares, which may be exercised subject to the vesting conditions and other terms of the Option Agreement. If a Qualified IPO occurs after a Change in Control Event, the Participant has no right to receive options to purchase Ordinary Shares.

If a Change in Control Event occurs before a Qualified IPO, the Participant has the right to receive payments in the amounts, at the times, and in the forms specified in the Option Agreement, subject to the vesting conditions and other terms of the Option Agreement. If a Change in Control Event occurs on or after a Qualified IPO, the Participant has no right to receive such payments upon such Change in Control Event.

To the extent either or both of these two separate rights to compensation under the Option Agreement constitute nonqualified deferred compensation subject to Internal Revenue Code Section 409A (“Section 409A”), each right is a separate “plan” as that term is defined by applicable regulations under Section 409A.

The Board of Directors of the Company (the “Board”) has the authority under Section 7.7 of the Plan to amend the Plan. In addition, as Administrator, the Board has the authority under Section 2.2 of the Plan to take all necessary or desirable actions in connection with the authorization of the Option Agreements and administration of the Plan, including, without limitation, to construe and interpret the Option Agreements and to modify the Option Agreements, as appropriate.

Pursuant to the Board’s authority under Sections 7.7 and 2.2 of the Plan, the Option Agreement with respect to each outstanding Option awarded to a Participant under the Plan is hereby amended and clarified as follows:

1. Vesting and Exercise of Options. Section 1 of the Terms and Conditions of Share Options is amended in its entirety to read as follows:

1. Vesting; Exercise.

a. Vesting on or after a Liquidity Trigger. Upon and after a Liquidity Trigger (as defined below), the Options shall vest with respect to Deemed Vested Shares in percentage installments as set forth on the cover page of this Option Agreement, if the Participant continues in employment with the Company through the applicable vesting date.

b. Definition of Liquidity Trigger. For purposes of this Option Agreement, the term “Liquidity Trigger” means (i) if a Qualified IPO occurs on or before a Change in Control Event, the date that is six months after the closing of the Qualified IPO, or (ii) if a Change in Control Event occurs before a Qualified IPO, the first anniversary of the Change of Control Event.

c. Qualified IPO occurring after a Change in Control Event. If a Qualified IPO occurs after a Change in Control Event, the Options do not constitute options to purchase Ordinary Shares, and the provisions of this Option Agreement regarding the exercise of vested Options do not apply.

d. Exercise after Vesting for US Taxpayers. If a Qualified IPO occurs on or before a Change in Control Event, (i) outstanding vested Options granted to a Participant, other than a Participant whose income is excluded from US income taxation because the Participant is a nonresident alien (collectively, “Non-US Taxpayers”), shall be exercised as provided in this Section 1.d, and (ii) outstanding vested Options granted to a Non-US Taxpayer shall be exercised under Section 3, except as provided in Paragraph (A) below of this Section 1.d.

(A)            Vested Options shall be exercisable in the following years (in each case, the calendar year in which the vested Option shall be exercised is referred to as the “Applicable Year”):

(i) Vested Options with respect to Ordinary Shares that became Deemed Vested Shares on or before December 31, 2021, shall be exercised during the later of (I) the calendar year in which such Options vest, or (II) calendar year 2022, as described in paragraph (B) below.

(ii) Vested Options with respect to Ordinary Shares that become Deemed Vested Shares after December 31, 2021, shall be exercised during the calendar year following the year in which such Options vest, as described in paragraph (B) below.

(iii) Notwithstanding the foregoing, if a Participant who is a Non-US Taxpayer becomes a resident alien during a calendar year, Options held by such Participant shall be amended by the Administrator not later than the end of such calendar year to provide that such Options must be exercised pursuant to this Section 1.d in the Applicable Year, which for such Participant shall be the calendar year after the calendar year in which the Participant first becomes a resident alien, or, if later, the calendar year after the calendar year in which the Options vest.

(B)            After an Option vests, the Participant may choose to exercise the vested Option during the period commencing on (i) the vesting date (or such later date in the Applicable Year as the Administrator determines) for vested Options that are exercisable as described in subsection (A)(i) above, or (ii) January 1 of the Applicable Year (or such later date in the Applicable Year as the Administrator determines) for vested Options that are exercisable as described in subsection (A)(ii) or (iii) above, and in each case and ending on a date in the Applicable Year specified by the Administrator. The Participant may exercise the vested Option by providing notice and paying the exercise price and withholding taxes as described in Section 3 of the applicable Terms and Conditions of Share Options.

(C)            If the Participant does not either exercise the vested Option during the period described in paragraph (B) or provide notice, in such form as required by the Administrator, that the Participant waives the right to exercise the vested Option, the Participant shall be deemed to have directed that the vested Option be automatically exercised on a date in the Applicable Year specified by the Administrator (the “Default Exercise Date”); ”); provided that no Option shall be exercised on the Default Exercise Date if the Option terminates according to its terms prior to the Default Exercise Date. Except as described below, the vested Option shall be exercised on the Default Exercise Date by means of a broker-assisted exercise as described in Section 3 of the applicable Terms and Conditions of Share Options and such procedures as the Administrator determines, unless the Participant pays the Exercise Price and applicable withholding taxes in cash to the Company before the Default Exercise Date. Notwithstanding the foregoing, if the Participant is precluded from selling Ordinary Shares on the open market on the Default Exercise Date on account of an applicable lockup period or blackout period, or otherwise under the Company’s share trading policies, the vested Option shall be exercised on the Default Exercise Date by means of a net exercise, under which the number of Ordinary Shares to be transferred to the Participant on the Default Exercise Date pursuant to such automatic exercise shall be reduced to satisfy payment of the Exercise Price pursuant to Section 5.3.2(d) of the Plan and the minimum tax withholding obligation pursuant to Section 7.6.1(c) of the Plan. The Administrator may also designate classifications of Participants whose Options will be exercised through net exercise.

(D)            Any vested Options that are required to be exercised in an Applicable Year and are not so exercised for any reason shall terminate immediately after the applicable Default Exercise Date (or on such earlier date as specified under the Option Agreement) and may not be exercised on or after such termination. The provisions of this Section 1.d with respect to vested Options that are automatically exercised on the Default Exercise Date shall apply notwithstanding any contrary provisions of this Plan or the Option Agreement, including without limitation the provisions of Sections 3 and 4 of the Terms and Conditions of Share Options.

e. Deemed Exercise for Non-US Taxpayers. If a Participant is a Non-US Taxpayer on the date that is the earliest of (i) the Expiration Date, or (ii) the date the Option terminates under Section 4 of the applicable Terms and Conditions of Share Options other than because of termination of the Participant’s employment with the Company for Cause or due to Poor Performance (such earliest date being the “Qualified Termination Date”), and the Participant has not exercised the Participant’s vested Options as of the Qualified Termination Date, the Participant shall be deemed to have directed that the vested Option be automatically exercised on the Qualified Termination Date, unless the Participant directs the Administrator otherwise before the Qualified Termination Date. A vested Option exercised pursuant to this Section 1.e shall be exercised on the Qualified Termination Date by means of a net exercise, under which the number of Ordinary Shares to be transferred to the Participant on the Qualified Termination Date pursuant to such automatic exercise shall be reduced to satisfy payment of the Exercise Price pursuant to Section 5.3.2(d) of the Plan and the minimum tax withholding obligation pursuant to Section 7.6.1(c) of the Plan. An Option may not be exercised under this Section 1.e if the Option terminates because of termination of the Participant’s employment with the Company for Cause or due to Poor Performance.

2. Change in Control. The Option Agreement is amended by amending the first sentence of the paragraph entitled “Change in Control” to read in its entirety as follows (including the subtitle of such amended paragraph):

Change in Control. Upon a Change in Control Event that occurs before a Qualified IPO, the Options constitute the right to receive payments equal to the excess of Liquid Share Value over the respective Exercise Price per Share for each Deemed Vested Share pursuant to each Option (including Ordinary Shares that subsequently become Deemed Vested Shares) that also is a Potential Liquid Share (at the time of the Change in Control Event or thereafter).

3. Change in Control: Further Clarification. The Option Agreement is amended by adding a new paragraph after the paragraph that immediately follows the paragraph entitled “Change in Control,” to read in its entirety as follows:

If a Change in Control Event occurs on or after a Qualified IPO, the Participant has no right to receive payments under the two preceding paragraphs, notwithstanding any other provision of this Option Agreement.

4. In all events not amended, the Option Agreement is ratified and confirmed.